EXHIBIT 12
ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,		December 31,
	2005		2004		2003		2002		2001

	(In thousands)
Income (loss) before income taxes	$(11,451)		$(9,218)		$(16,895)		$(6,985)		$(3,274)
Fixed charges	6,742		9,631		13,593		13,810		13,562
Amortization of capitalized interest	196		353		303		237		—

Income (loss) as defined	$(4,513)		$766		$(2,999)		$7,062		$10,288

Fixed charges:
Interest expense	$2,012		$7,767		$12,026		$11,640		$11,279
Interest capitalized	—		86		300		766		1,207
Amortized capitalized expenses related to indebtedness	3,903		1,116		555		555		174
Estimated interest within rental expense	827		662		712		849		902

Fixed charges as defined	$6,742		$9,631		$13,593		$13,810		$13,562

Ratio of income (loss) to fixed charges	(0.7	)x	0.1	x	(0.2	)x	0.5	x	0.8	x

Deficiency of less than one-to-one ratio	$11,255		$8,865		$16,592		$6,748		$3,274